EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2009 with respect to the combined and consolidated financial statements and internal control over financial reporting included in the Annual Report of Atlas Energy Resources, LLC on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Energy Resources, LLC on Forms S-3 (File No. 333-148429, effective February 20, 2008, File No. 333-149692, effective March 2, 2009 and File No. 333-153590, effective September 19, 2008) and on Form S-8 (File No. 333-140037, effective January 17, 2007).

/s/ GRANT THORNTON LLP
Cleveland, Ohio
March 2, 2009